SCHEDULE 13D
(Amendment No. 3)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Geospace Technologies Corporation
------------------------------------------------
(Name of Issuer)

Common Stock
------------------------------------------------
(Title of Class of Securities)

37364X109
------------------------------------------------
(CUSIP Number)

Jay Molloy
Lemelson Capital Management, LLC
145 Pine Haven Shores Road, Suite 2293
Shelburne, VT 05482
Tel: (802) 332-3833
------------------------------------------------
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 22, 2020
------------------------------------------------
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 240.13d-1(b)(e), 240.13d-1(f) or 240.13d-1(g) check the following box [ ].


CUSIP NO. 21925Y103
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1. NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON (entities only)

   Lemelson Capital Management, LLC 460610458
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

   WC
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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
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6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Massachusetts
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                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         0
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        0
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11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
-----------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                        [ ]
-----------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
-----------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    OO
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CUSIP NO. 21925Y103
-----------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON (entities only)

   Emmanuel Lemelson
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
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3. SEC USE ONLY

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4. SOURCE OF FUNDS*

   WC
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5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
-----------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         0
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        0
-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
-----------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                        [ ]
-----------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
-----------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    HC
-----------------------------------------------------------------------------

CUSIP NO. 21925Y103
-----------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON (entities only)

   Anjeza Lemelson
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
-----------------------------------------------------------------------------
3. SEC USE ONLY

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4. SOURCE OF FUNDS*

   PF
-----------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                         [ ]
-----------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
-----------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        264
   NUMBER OF       ----------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         0
   OWNED BY EACH   ----------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        264
                   ----------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        0
-----------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    264
-----------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                        [ ]
-----------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.00001%
-----------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    IN
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Preliminary Note: This Amendment No. 3 to Schedule 13D (this "Amendment No.
3") amends the Schedule 13D initially filed by the Reporting Persons on April 4, 2018 (the "Inital Schedule 13D"), and amendments to the Initial Schedule D filed on each of May 15, 2018 and December 12, 2018 and, as amended by this Amendment No. 3, this "Schedule 13D"). This Amendment No. 3 amends Item 3 and Item 5 and is the final amendment to the Schedule 13D and constitutes an "exit filing" for the Reporting Persons.

Capitalized terms used without definition in this Amendment No. 3 have the meanings ascribed thereto in the Initial Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Anjeza Lemelson used personal funds is acquiring securities reported as owned by her in this Schedule 13D.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

Emmanuel Lemelson may be deemed to have shared power (i) to vote or direct the vote of and (ii) to dispose or direct the disposition of, the 264 Shares held by Anjeza Lemelson.

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				  July 15, 2020
                                --------------------------------------
       					(Date)

                              Lemelson Capital Management, LLC

                              By:    /s/  John Zoraian
                                --------------------------------------
		                  Chief Financial Officer

                                     /s/  Emmanuel Lemelson
                                --------------------------------------
			          Emmanuel Lemelson

					/s/  Anjeza Lemelson
                                --------------------------------------
			          		Anjeza Lemelson